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                                                                    EXHIBIT 99.1



                POWERBRIEF TO FILE VOLUNTARY CHAPTER 11 PETITION

HOUSTON--(BUSINESS WIRE)--October 1, 2001--PowerBrief, Inc. (OTCBB:PWRB), a development stage enterprise, who serves the legal community by providing a secure, Internet-based platform for tightly integrated case management, including document and discovery management, will voluntarily file on Tuesday, October 2, 2001 for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division.

In early September, the Company was working towards a contemplated transaction that would assure the continuance of the Company's business strategies. The tragic events of September 11, 2001 caused the interested party to indefinitely postpone this transaction. Since early in the second quarter of 2001, PowerBrief initiated and continues to pursue financing and strategic alternatives to meet its capital needs. The continued uncertainties in the financial markets have contributed to the Company's inability to raise additional capital or find a suitable strategic partner.

"PowerBrief is voluntarily taking this action because we believe it will best protect the Company's assets for the benefit of our creditors, customers, employees and other stakeholders while we continue to evaluate our strategic alternatives", said Jim Green, C.E.O. and Director. "Although we have taken dramatic steps to counter the business and capital climate our Company faces, we now find it necessary to seek assistance of the court in order to have the time to reorganize our balance sheet, and seek strategic alternatives for the Company."

ABOUT POWERBRIEF, INC.

PowerBrief, Inc. serves the legal community by providing a secure, Internet-based platform for tightly integrated case management, including document and discovery management. PowerBrief features a suite of applications that dramatically improve collaboration, efficiency, risk management and client advocacy. PowerBrief hosts its ASP offering with Intel(R) Online Services, Inc. Additional information about PowerBrief can be found at the Company's website, www.PowerBrief.com, or by calling (800) 490-9041. This announcement contains forward-looking statements about PowerBrief, Inc. that involve risks and uncertainties. These forward-looking statements are developed, by combining currently available information with PowerBrief's beliefs and assumptions. These statements often contain words like will, believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. These statements are made under the protection afforded them by Section 21E of the Securities Exchange Act of 1934. Because PowerBrief cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, PowerBrief's actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect PowerBrief, see Integrated Orthopedics Inc.'s 2000 Annual Report on Form 10-KSB, PowerBrief's Forms 8-K/A dated May 14, 2001, 10-QSB for the quarter ended March 31, 2001 and June 30, 2001, and other filings with the Securities and Exchange Commission. Such documents can be obtained for free through the website maintained by the Securities and Exchange Commission at www.sec.gov.

CONTACT:
Ernest D. Rapp, Exec. VP and Treas.
713/586-4600
erapp@powerbrief.com